Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-104273 of Interstate Power and Light Company on Form S-3 of our report dated March 18, 2003 on the consolidated financial statements and the related financial statement schedule of Interstate Power and Light Company, appearing in the Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
June 4, 2003